TRANSACT TECHNOLOGIES REPORTS 2019
SECOND QUARTER RESULTS

2019 Second Quarter Net Sales of $11.4 Million and Quarterly
Gross Margin of 50.3%; Quarterly EPS of $0.02

Company Achieving Broad Early Success with Rollout
of BOHA! Suite of Apps and Hardware

Hamden, CT – August 7, 2019 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the quarter ended June 30, 2019.

Summary of 2019 Q2 Results
(In millions, except per share and percentage data)

	Three Months Ended June 30,
	2019	2018
Net sales	$11.4	$14.8
Gross profit	$5.7	$7.0
Gross margin	50.3%	47.4%
Operating income	$0.3	$1.6
Net income	$0.2	$1.2
Net income per diluted share	$0.02	$0.16

Non-GAAP(1):
EBITDA	$0.4	$1.8
Adjusted EBITDA	$0.6	$2.0

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure is included in this release. See “Non-GAAP Financial Measures” below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “The 2019 second quarter marked the beginning of our transition from being largely a traditional hardware supplier to a company that is primarily focused on the very large restaurant solutions market sales opportunity. We believe our revolutionary BOHA! suite of apps and hardware solutions designed to address restaurant and food service companies’ back-of-house operations has met with early success in the industry.  The second quarter results reflect the transitory nature of the business as we focus on the large growth opportunity in our restaurant solutions market while maintaining our strong position in the casino and gaming market.

“Following the full-scale launch of our BOHA! suite of apps and hardware solutions at the National Restaurant Association Show in May, we secured a number of agreements. At the same time, we also continued to receive very positive feedback and interest in BOHA! as a growing number of restaurant and foodservice operators begin to recognize and appreciate the benefits that our unique solution brings to their back-of-house operations. Our sales successes in the approximately three months since the launch of BOHA! have been highly encouraging as TransAct has already secured commitments from approximately 14 different customers. The agreements in aggregate include the sale of the BOHA! Terminal along with one of our BOHA! SaaS apps and the TransAct Enterprise Management System, with most also including TransAct Service. In addition, we are excited about the commitments we have received for our TransAct Labels, with initial shipments already underway. These agreements demonstrate that momentum for the BOHA! suite of apps and hardware solutions is building, as they cover a wide spectrum of industry operators, including company-owned restaurant brands, restaurant franchises, foodservice operators and a casino operator in Macau. Restaurant and foodservice providers are acutely aware of the challenges presented by their operating environment, including rising labor and food costs and high employee turnover, with these factors driving a growing emphasis on operating more efficiently. As a result, they are coming to understand just how the BOHA! suite of software applications and hardware solutions can drive back-of-house efficiencies while improving their day-to-day operations and simplifying tasks and work flow for all levels of employees.

“While it is early in the commercialization of the BOHA! suite of apps and hardware solutions, recurring revenue for our restaurant solutions business tripled in the 2019 second quarter compared to the prior-year period. In addition, we expect the BOHA!-related agreements we have announced to date to add approximately $2.5 million in recurring revenue on an annual basis. Our engagements with potential new customers have also risen steadily over the last three months as we are currently active in various levels of sales opportunities that now exceed $135 million, marking a 35% increase in dollar value from when we reported our first quarter results. All of our early successes in securing agreements and our ongoing progress with potential new agreements gives us confidence that TransAct is well positioned to address and achieve considerable share in what we believe to be at least a $1 billion total market opportunity.

“At the same time, we also remain highly focused on maintaining our market leadership in the casino and gaming printer industry as our Epic printers and Epicentral bonusing solution provide a great foundation for near- and long-term revenue and cash flow contributions. While comparability in casino and gaming results during the second quarter of 2019 reflects the impact of several large orders in the prior-year quarter, the casino and gaming marketplace remains stable, and we expect our business in this market to remain a key contributor to our success in the coming quarters. Importantly, our casino and gaming industry business has enabled us to self-fund our aggressive BOHA! solution development and sales efforts.

“As we enter the second half of 2019, we are becoming more confident each day that BOHA! will be TransAct’s largest-ever revenue generating opportunity. Our team remains deeply committed to the success of BOHA! and we are determined to leverage our position in this emerging market to create significant long-term value for our shareholders.”

Review of Balance Sheet and Capital Return Initiatives
At June 30, 2019, TransAct had approximately $4.3 million of cash and cash equivalents and no debt. During the 2019 second quarter, the Company paid a dividend to common shareholders of $0.09 per share, which resulted in a return of capital of approximately $0.7 million for the quarter. TransAct made no share repurchases during the 2019 second quarter and has approximately $3.0 million remaining under its $5.0 million share repurchase authorization.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, “While we’ve invested to build out a dedicated team that supports the rollout of BOHA! as well as invested in support of the growing level of trial activity underway for the new solution, we have maintained a debt-free, solid balance sheet and attractive financial flexibility. Importantly, we have successfully launched a completely new product offering funded by the consistent cash flow provided by our casino and gaming business.  With the launch of BOHA!, we began the process of transforming TransAct into a business centered around SaaS-based software and sales of consumable products and service offerings that generate recurring revenues. With both bookings and backlog growing, we expect to continue to steadily move toward the inflection point where BOHA! revenue will begin to meaningfully benefit our financial results and drive the growth we expect. This is a year of transformation that we expect will ultimately drive long-term financial growth and reward shareholder value.”

Summary of 2019 Second Quarter Operating Results
TransAct generated 2019 second quarter net sales of $11.4 million compared with 2018 second quarter net sales of $14.8 million. Restaurant solutions net sales were $830 thousand in the 2019 second quarter compared to $1.3 million in the 2018 second quarter on lower terminal sales. The Company recorded an approximate 5% sequential increase and a 206% year-over-year increase in restaurant solutions recurring revenue, which include software subscription revenue (recorded in our restaurant solutions unit along with BOHA! hardware sales) and service contract revenue and label sales (recorded in our TransAct Services Group (“TSG”) unit). Casino and gaming net sales in the 2019 second quarter were $5.6 million compared to $7.1 million in the prior-year period. Domestic casino and gaming sales declined 16% in the 2019 second quarter as a the prior-year period included a large Epic 880 gaming printer order and overall domestic printer sales declined. The new Epic Edge casino ticket printer represented approximately 9% of total ticket printer shipments in the 2019 second quarter. International casino and gaming sales declined 26% in the 2019 second quarter compared to the prior-year period, as a customer in Asia made no purchases in the current-year quarter compared to the prior year and the Company had lower sales in Europe and Australia. POS automation and banking net sales decreased $0.6 million year over year to $1.6 million in the 2019 second quarter reflecting lower Ithaca 9000 sales for McDonald’s. Lottery printer net sales were $134 thousand in the 2019 second quarter compared to $481 thousand in the 2018 second quarter. Printrex net sales were $285 thousand in the 2019 second quarter compared to $336 thousand in the prior-year period, while TSG generated net sales of $2.8 million in the 2019 second quarter compared to $3.4 million in the 2018 second quarter, inclusive of the BOHA! label sales and service contract sales noted above.

The Company recorded gross margin of 50.3% in the 2019 second quarter compared to gross margin of 47.4% in the 2018 second quarter. Gross profit in the 2019 second quarter was $5.7 million compared to $7.0 million on lower net sales.

Total operating expenses in the 2019 second quarter of $5.4 million were essentially flat with the 2018 second quarter, as higher general and administrative expense and a slight increase in sales and marketing expense was largely offset by lower engineering expenses.

TransAct generated operating income of $309 thousand, or 2.7% of net sales, in the 2019 second quarter compared to $1.6 million, or 11.0% of net sales, in the 2018 second quarter. Net income in the 2019 second quarter was $186 thousand, or $0.02 per diluted share, compared to net income of $1.2 million, or $0.16 per diluted share, in the prior-year period.

2019 Second Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, August 7, 2019, beginning at 4:30 p.m. ET to discuss 2019 second quarter results and other matters. Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 2846707 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company’s markets as well as by the Company’s management in assessing the Company’s performance. The Company uses these non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class software, service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to successfully transition our business towards the sale of software products on a SaaS subscription basis; the effect on global economic conditions, financial markets and our business from the United Kingdom’s anticipated withdrawal from  the European Union; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the time of issuance of this press release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:

Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow –

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$11,350	$14,751	$22,900	$26,994
Cost of sales	5,646	7,760	11,110	14,141
Gross profit	5,704	6,991	11,790	12,853

Operating expenses:
Engineering, design and product development	1,115	1,183	2,280	2,404
Selling and marketing	2,089	2,079	3,943	3,652
General and administrative	2,191	2,111	4,481	4,323
	5,395	5,373	10,704	10,379
Operating income	309	1,618	1,086	2,474

Interest and other expense:
Interest, net	(7)	(6)	(13)	(14)
Other, net	(142)	(97)	(52)	(87)
	(149)	(103)	(65)	(101)

Income before income taxes	160	1,515	1,021	2,373
Income tax provision (benefit)	(26)	305	89	483
Net income	$186	$1,210	$932	$1,890

Net income per common share:
Basic	$0.02	$0.16	$0.12	$0.25
Diluted	$0.02	$0.16	$0.12	$0.24

Shares used in per share calculation:
Basic	7,462	7,401	7,461	7,467
Diluted	7,597	7,660	7,607	7,782

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2019	2018	2019	2018
Restaurant solutions	$830	$1,259	$1,758	$2,304
POS automation and banking	1,644	2,252	2,921	3,968
Casino and gaming	5,631	7,067	11,114	13,007
Lottery	134	481	831	1,116
Printrex	285	336	627	611
TransAct Services Group	2,826	3,356	5,649	5,988
Total net sales	$11,350	$14,751	$22,900	$26,994

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(In thousands)	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$4,297	$4,691
Accounts receivable, net	6,349	8,025
Inventories, net	14,237	12,835
Other current assets	1,726	1,486
Total current assets	26,609	27,037

Fixed assets, net	2,430	2,272
Right of use assets, net	3,276	-
Goodwill	2,621	2,621
Deferred tax assets	2,280	2,198
Intangible assets, net	691	797
Other assets	31	31
	11,329	7,919
Total assets	$37,938	$34,956

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,892	$3,483
Accrued liabilities	2,382	2,765
Lease liability	923	-
Deferred revenue	357	384
Total current liabilities	7,554	6,632

Deferred revenue, net of current portion	206	265
Lease liability, net of current portion	2,572	-
Deferred rent, net of current portion	-	250
Other liabilities	175	242
	2,953	757
Total liabilities	10,507	7,389

Shareholders’ equity:
Common stock	115	115
Additional paid-in capital	32,301	32,129
Retained earnings	27,108	27,515
Accumulated other comprehensive income (loss), net of tax	17	(82)
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	27,431	27,567
Total liabilities and shareholders’ equity	$37,938	$34,956

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2019	2018	2019	2018
Net income	$186	$1,210	$932	$1,890

Interest expense, net	7	6	13	14
Income tax provision (benefit)	(26)	305	89	483
Depreciation and amortization	236	259	488	480

EBITDA	403	1,780	1,522	2,867

Share-based compensation expense	213	176	386	337

Adjusted EBITDA	$616	$1,956	1,908	3,204